Exhibit 99.4

INCENTIVE STOCK OPTION CERTIFICATE

Non-transferable

GRANT TO

(“Optionee”)

the right to purchase from WSFS Financial Corporation (the “Company”)

shares of its common stock, $0.01 par value, at the price of $[                ] per share

pursuant to and subject to the provisions of the WSFS Financial Corporation 2013 Incentive Plan (the “Plan”) and to the terms and conditions set forth in this Certificate (the “Certificate”). By accepting the Options, Optionee shall be deemed to have agreed to the Certificate and the Plan.

The Options shall vest (become exercisable) in accordance with the following schedule (subject to any acceleration provisions set forth in Section 2 of the Terms and Conditions below):

Continuous Status as a Participant after Grant Date	Percent of Option Shares Vested

IN WITNESS WHEREOF, WSFS Financial Corporation, acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

WSFS FINANCIAL CORPORATION

By:
Mark A. Turner, President and Chief Executive Officer

Grant Date:

Accepted by Optionee:

I acknowledge that I have carefully read the Certificate (including the Terms and Conditions) and the attached prospectus for the Plan and agree to be bound by all of the provisions set forth in these documents.

TERMS AND CONDITIONS

1. Grant of Options. The Company hereby grants to the Optionee, an option to purchase from the Company the number of shares indicated on page 1 of the Company’s $0.01 par value common stock, at the exercise price per share set forth on the Certificate (the “Options”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Options. The Options shall vest (become exercisable) in accordance with the schedule shown on the Certificate. Notwithstanding the foregoing vesting schedule, and pursuant to the terms of the Plan, upon Optionee’s death during his or her Continuous Status as a Participant, or if within two years after the effective date of a Change of Control Optionee’s employment is terminated by the Company without Cause or Optionee resigns for Good Reason, all Options shall become fully vested and exercisable. In the event of Optionee’s termination of service for any other reason, any unvested Options will expire immediately.

3. Term of Options and Limitations on Right to Exercise. The term of the Options will be for a period of [                     ] years, expiring at 5:00 p.m., Eastern Time, on the [                     ] anniversary of the Grant Date (the “Option Expiration Date”). To the extent not previously exercised, the vested Options will lapse prior to the Option Expiration Date upon the earliest to occur of the following circumstances:

(a) Three months after the termination of Optionee’s Continuous Status as a Participant for any reason other than by reason of Optionee’s death or Disability.

(b) Twelve months after the date of the termination of Optionee’s Continuous Status as a Participant by reason of Disability.

(c) Twelve months after the date of Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) or (c) above and before the Options otherwise lapse. Upon Optionee’s death, the Options may be exercised by Optionee’s beneficiary designated pursuant to the Plan.

The Committee may, prior to the lapse of the Options under the circumstances described in sections (a), (b), or (c) above, and pursuant to the terms of the Plan extend the time to exercise the Options as determined by the Committee, but if the Options are so extended, then to the extent that they are exercised more than three months after the termination of Optionee’s employment other than by death or Disability, or more than one year after Optionee’s Disability, the Options will automatically become Nonstatutory Stock Options. In addition, the time period to exercise the Option shall be extended pursuant to Section 7.1(b) of the Plan. If Optionee or his or her beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of service, including Options vested by acceleration under section 2.

4. Exercise of Option. The Options shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time, and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Options. Payment for such Shares shall be in (a) cash, (b) Shares previously acquired by the purchaser, (c) withholding of Shares from the Options or (d) any combination thereof, for the number of Shares specified in such written notice. The value of surrendered or withheld Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date

5. Notification of Disposition. Optionee agrees to notify the Company in writing within 30 days of any disposition of Shares acquired by Optionee pursuant to the exercise of the Options, if such disposition occurs within two years of the Grant Date, or one year of the date of exercise, of the Options. The Company has the authority and the right to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any disposition of Shares prior to the expiration of two years of the Grant Date, or one year of the date of exercise, of the Options.

6. Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Certificate and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

7. Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to section 6 any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Options. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.

8. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution. The Options may be exercised during the lifetime of Optionee only by Optionee.

9. Interpretation. It is the intent of the parties hereto that the Options qualify for incentive stock option treatment pursuant to, and to the extent permitted by, Section 422 of the Code. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Options to so qualify. To the extent that such any portion of the Options fail to qualify for incentive stock option treatment pursuant to Section 422 of the Code, such nonqualifying portion of the Options shall be Nonstatutory Stock Options.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

11. Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: WSFS Financial Corporation, 500 Delaware Avenue, Wilmington, Delaware 19801, Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

13. Section 409A. This Certificate and the Options granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Certificate and the Options shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in the Plan or this Certificate shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Options. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to Grantee.

14. Electronic Delivery of Documents. By signing the Certificate, Grantee (i) consents to the electronic delivery of this Agreement, all information with respect to the Plan and the Options, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledges that he or she may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledges that he or she understands that consent to electronic delivery of documents is not required.

15. No Future Entitlement. By execution of the Notice, Grantee acknowledges and agrees that: (i) the grant of these Options is a one-time benefit which does not create any contractual or other right to receive future grants of stock options, or compensation in lieu of stock options, even if stock options have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock options shall be granted or shall become exercisable, the maximum number of shares subject to each stock option, and the purchase price, will be at the sole discretion of the Administrator; (iii) the value of these Options is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of these Options is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Options ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Certificate; (vi) if the underlying Common Stock does not increase in value, these Options will have no value, nor does the Company guarantee any future value; and (vii) no claim or entitlement to compensation or damages arises if these Options do not increase in value and you irrevocably release the Company from any such claim that does arise.

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